EXHIBIT 99.3

ATI TECHNOLOGIES INC.

SHARE OPTION PLAN

(AMENDED EFFECTIVE AS OF JANUARY 25, 2005)

ARTICLE 1

PURPOSE AND INTERPRETATION

Section 1.1 Purpose: The purpose of the Plan shall be to advance the interests of the Corporation through the motivation, attraction and retention of employees and officers of the Corporation and Designated Affiliates and to align the interests of such employees and officers with the interests of shareholders by encouraging participation in the growth and development of the Corporation through the opportunity to acquire an equity interest in the Corporation.

Section	1.2 Definitions: In the Plan, the following capitalized words and terms shall have the following meanings:

(a)	“Act” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 or its successor, as amended from time to time.

(b)	“Affiliate” includes any company in which the Corporation has an equity or voting interest of more than 50%.

(c)	“Associate” shall have the meaning ascribed thereto in the Ontario Securities Act.

(d)	“Common Shares” means the common shares of the Corporation.

(e)	“Corporation” means ATI Technologies Inc.

(f)	“Designated Affiliate” means the Affiliates of the Corporation designated by the Board of Directors for purposes of the Plan from time to time.

(g)	“Exercise Price” means the price per Common Share at which any Common Share which is the subject of an Option may be purchased as determined in accordance with section 2.4 of the Plan.

(h)	“Going Private Transaction” shall have the meaning ascribed thereto in the Act.

(i)	“Insider” shall have the meaning ascribed thereto in the Ontario Securities Act.

(j)	“Issuer Bid” shall have the meaning ascribed thereto in the Ontario Securities Act.

(k)	“NASDAQ” means The Nasdaq Stock Market.

(l)	“Ontario Securities Act” means the Securities Act (Ontario), R.S.O. 1990, c. S.5 or its successor, as amended from time to time.

(m)	“Options” means options to purchase Common Shares granted pursuant to an agreement entered into between the Corporation and a Participant pursuant to which an Option, with or without SARs, is granted to the Participant, which agreement shall contain provisions that are not inconsistent with this Plan.

(n)	“Outstanding Issue” means on any date, the number of Common Shares of the Corporation issued and outstanding, excluding any Common Shares issued pursuant to share compensation arrangements during the one-year period immediately preceding such date.

(o)	“Participants” shall have the meaning ascribed hereto in section 2.2 of the Plan.

(p)	“Plan” means the Share Option Plan.

(q)	“SAR” and “SARs” shall have the meaning ascribed thereto in section 2.5 of the Plan.

(r)	“Share Premium” means the amount by which the Surrender Price exceeds the Exercise Price per Common Share of the related Option.

(s)	“Surrender Price” means the value of a Common Share at the time of exercise of a SAR.

(t)	“Take-over Bid” shall have the meaning ascribed thereto in the Ontario Securities Act.

(u)	“TSX” means The Toronto Stock Exchange.

ARTICLE 2

THE PLAN

Section 2.1 The Plan: The Plan is hereby established pursuant to which Options to purchase Common Shares of the Corporation and attached SARs may be granted to employees and officers of the Corporation and its Designated Affiliates in accordance with the terms and conditions set forth herein.

Section 2.2 Participants: Participants in the Plan shall be employees (including officers) of the Corporation or any of its Designated Affiliates who, by the nature of their positions or jobs, are, in the opinion of the Board of Directors, in a position to contribute to the success of the Corporation (“Participants”). For greater certainty, Participants in the Plan shall not include non-executive members of the Board of Directors of the Corporation.

Section 2.3 Amount of Options: The determination of the number of Common Shares subject to Options in favour of each Participant will take into consideration the Participant’s present and potential contribution to the success of the Corporation and shall be determined from time to time by the Board of Directors provided that the number of Common Shares reserved for issuance to employees, officers and executive members of the Board of Directors pursuant to options to purchase Common Shares granted under the Plan or under any other share compensation arrangements established by the Corporation, including Common Shares issued from treasury under the Corporation’s Restricted Share Unit Plans (but excluding, for greater certainty, Common Shares issuable or reserved for issuance in connection with the ArtX, Inc. 1997 Equity Incentive Plan) shall not in the aggregate exceed 47,000,000 Common Shares, subject to any adjustments made pursuant to Section 2.10. In addition, the number of Common Shares reserved for issuance and which may be issued pursuant to the Plan and other share compensation arrangements established by the Corporation shall be limited as follows:

(a)	the number of Common Shares reserved for issuance to any one individual shall not exceed 5% of the Outstanding Issue;

(b)	the number of Common Shares reserved for issuance pursuant to Options granted to Insiders shall not exceed 10% of the Outstanding Issue;

(c)	the number of Common Shares that may be issued to Insiders within any one-year period shall not exceed 10% of the Outstanding Issue; and

(d)	the number of Common Shares that may be issued to any one Insider and such Insider’s Associates within any one-year period shall not exceed 5% of the Outstanding Issue.

Section 2.4 Price: The Exercise Price per Common Share for Options granted pursuant to the Plan shall not be less than the fair market value of the Common Shares at the time the Option is granted, which shall be determined as the weighted average of the trading prices of the Common Shares on either (i) NASDAQ or (ii) the TSX, as determined in the discretion of the Board of Directors, in each case for the 5 trading days preceding the date on which the Board of Directors determines that the grant of the Option is to be effective.

Section 2.5 Stock Appreciation Rights: At the discretion of the Board of Directors, any Options granted under this Plan may have attached thereto, at or after the time of grant, a number of stock appreciation rights (a “SAR” or “SARs”) equal to the number of Common Shares which are the subject of the Options. SARs attaching to any Options shall entitle the holder of the related Options, at his or her discretion, to surrender to the Corporation, the unexercised vested Options and to receive from the Corporation such number of Common Shares as determined by the following formula:

Number of Common Shares to be issued from treasury upon an exercise of SARs	=	Number of SARs exercised	x	Share Premium/Surrender Price

Any fractional Common Share that may be issuable under the foregoing formula shall be rounded either in the discretion of the senior officers of the Corporation or in accordance with the policies and systems of any third party service provider retained by the Corporation to perform certain specific administrative functions in respect of the Plan, so that only whole Common Shares are issued.

The exercise of SARs shall terminate the related Options and such Options shall be of no further force and effect. Any unexercised SAR shall terminate when the attached Option is exercised or such Option is surrendered, terminated or expires, as applicable. A SAR is attached to the related Option and is non-transferable and non-assignable except in connection with the transfer of the Option in accordance with the provisions of the Plan.

Section 2.6 Lapsed Options: In the event that Options granted under the Plan are surrendered, terminate or expire (whether pursuant to the exercise of SARs or otherwise) without being exercised in whole or in part, new Options may be granted covering the Common Shares not purchased under such lapsed options.

Section	2.7 Consideration, Option Period and Payment:

(a)	The term of Options granted pursuant to the Plan and any vesting period prior to which Options or attached SARs may not be exercised, shall be determined by the Board of Directors in its discretion, provided however that in no event shall any Option or attached SARs be exercisable following seven years from the date of the grant of the Option.

(b)	Except as set forth in section 2.8 and section 2.9, no Options or attached SARs may be exercised unless the Participant is, at the time of such exercise, employed by the Corporation or any of its Designated Affiliates and shall have been continuously so employed since the grant of his or her Option. Absence on leave with the approval of the Corporation or a Designated Affiliate shall not be considered an interruption of employment for any purpose of the Plan.

(c)	The exercise of any Option will be contingent upon receipt by the Corporation of cash payment of the full purchase price of the Common Shares which are the subject of the exercised Option. No Participant or his or her legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Common Shares with respect to which he or she was granted an Option under the Plan, unless and until certificates for such Common Shares are issued to him or her, or them, under the terms of the Plan.

(d)	If there is a Take-over Bid or Issuer Bid made for all of the issued and outstanding Common Shares or if the Corporation proposes a Going Private Transaction, the Board of Directors may, by resolution, permit all outstanding Options and attached SARs to become immediately exercisable in order to permit Common Shares issuable under such Options or attached SARs to be tendered to such Take-over Bid or Issuer Bid or to participate in the Going Private Transaction.

(e)	If there is a Take-over Bid or Issuer Bid made for less than all of the issued and outstanding Common Shares then the Board of Directors may, by resolution, permit all outstanding Options and attached SARs to become immediately exercisable in order to permit Common Shares issuable under such Options or attached SARs to be tendered to such Take-over Bid or Issuer Bid.

Section 2.8 Termination of Employment: If a Participant shall cease to be employed by the Corporation or any of its Designated Affiliates for any reason (other than death) or shall receive notice from the Corporation or any of its Designated Affiliates of the termination of his or her employment, (“Termination”) he or she may, but only within 60 days next succeeding the date of such Termination, (which date of Termination, except as provided in the following sentence, specifically does not mean the date on which any statutory or common law severance period or any period of reasonable notice that the Corporation may be required at law to provide to the Participant would expire) exercise his or her Options or attached SARs to the extent that he or she was entitled to exercise such Options or attached SARs at the date of such Termination. Notwithstanding the previous sentence, in the event of an involuntary termination without cause, the Board of Directors may, in its sole discretion, permit a Participant to continue to participate in the Plan following Termination and during any statutory or common law severance period or any period of reasonable notice that the Corporation may be required at law to provide to the Participant. In such circumstances, the Participant’s Options and attached SARs may continue to be exercised and unvested Options and attached SARs will continue to vest, pursuant to their terms, during the severance or notice period; the Participant shall cease to be a Participant following the expiry of the severance or notice period; and a Participant shall have 60 days following expiry of the severance or notice period to exercise his or her Options or attached SARs to the extent that he or she was entitled to exercise such Options or attached SARs on such expiry date.

Section 2.9 Death of Participant: In the event of the death of a Participant all of such Participant’s unvested Options will vest effective on the date of death. All of the deceased Participant’s vested Options or attached SARs shall be exercisable within the six months next succeeding the date of the Participant’s death by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or the laws of descent and distribution.

Section 2.10 Adjustment in Shares Subject to the Plan: In the event there is any change in the Common Shares of the Corporation through the declaration of stock dividends or subdivisions, consolidations or exchanges of Common Shares, or otherwise, the number of Common Shares available for option, the Common Shares subject to any Option and the Exercise Price thereof and the number of SARs attached to any Option shall be adjusted appropriately by the Board of Directors and such adjustment shall be effective and binding for all purposes of the Plan.

Section	2.11 Record Keeping: The Corporation shall maintain a register in which shall be recorded:

(i)	the name and address of each Participant; and

(ii)	the number of Options and SARs granted to a Participant and the number of Options and SARs outstanding.

Section 2.12 Necessary Approvals: The obligation of the Corporation to issue and deliver any Common Shares in accordance with the Plan shall be subject to any necessary approval of any stock exchange or regulatory authority having jurisdiction over the securities of the Corporation.

If upon the exercise of Options or SARs any Common Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Common Shares shall terminate. The aggregate Exercise Price paid to the Corporation in connection with the exercise of any Options shall be returned to the Participant.

Section 2.13 Withholding Taxes: The Corporation or any Designated Affiliate may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation or any Designated Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Option, SAR or Common Share including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Common Shares to be issued upon the exercise of any Option or SARs, until such time as the Participant has paid the Corporation or any Designated Affiliate for any amount which the Corporation or Designated Affiliate is required to withhold with respect to such taxes.

ARTICLE 3

GENERAL

Section 3.1 Transferability: The benefits, rights and Options (together with any attached SARs) accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable by a Participant unless specifically provided herein. During the lifetime of a Participant, all benefits, rights and Options (or attached SARs) shall only be exercised by the Participant or by his or her guardian or legal representative.

Section 3.2 Employment: Nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Corporation or any Affiliate, or interfere in any way with the right of the Corporation or any Affiliate to terminate the Participant’s employment at any time. Participation in the Plan by a Participant shall be voluntary.

Section 3.3 Delegation: All of the powers exercisable hereunder by the Board of Directors of the Corporation may, to the extent permitted by applicable law and authorized by resolution of the Board of Directors of the Corporation, be exercised by an Executive Committee or Human Resources and Compensation Committee of the Board of Directors or by such other committee as the Board of Directors may designate by resolution and for the purpose of determining whether a Participant may continue to participate under the Plan following Termination under Section 2.8, by any officer or director as authorized by resolution of the Board of Directors.

Section 3.4 Administration and Amendment of the Plan:

(a)	Except as otherwise permitted herein, the Plan shall be administered by the Board of Directors of the Corporation. The Board of Directors may delegate all or a part of the administration of the Plan to the senior officers of the Corporation and to any third party service providers that may be retained by the Corporation to perform certain specific administrative functions in respect of the Plan. The Board of Directors shall be authorized to interpret the Plan and may, from time to time, establish, amend or rescind rules and regulations required for carrying out the Plan. Any such interpretation of the Plan shall be final and conclusive. All administrative costs of the Plan shall be paid by the Corporation. The senior officers of the Corporation are authorized and directed to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan.

(b)	The Board of Directors reserves the right to amend, modify or terminate the Plan at any time if and when it is advisable in the absolute discretion of the Board of Directors. However, any amendment of the Plan which would:

(i)	materially increase the benefits under the Plan;

(ii)	re-price by decreasing the Exercise Price of any Options granted under the Plan;

(iii)	materially increase the number of Common Shares which may be subject to Options granted under the Plan; or

(iv)	materially modify the requirements as to the eligibility for participation in the Plan;

shall be effective only upon the approval of the shareholders of the Corporation. Any material amendment to any provision of the Plan shall be subject to any necessary approvals by any stock exchange or regulatory body having jurisdiction over the securities of the Corporation.

Section 3.5 Amalgamation, Consolidation or Merger: If the Corporation amalgamates, consolidates with or merges with or into another corporation, any Common Shares receivable on the exercise of an Option granted under the Plan shall be converted into the securities, property or cash which the Participant would have received upon such amalgamation, consolidation or merger had the Option (or attached SAR) been exercised prior to such event.

Section 3.6 No Representation or Warranty: The Corporation makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan.

Section 3.7 Interpretation: The Plan shall be governed and construed in accordance with the laws of the Province of Ontario.

Originally Approved:	October 13, 1993

Amended Effective:	December 31, 1995 (to fix the aggregate number of common shares available for issuance at 4,725,000 common shares, to fix the maximum number of common shares issuable during any one year period to no more than 10% of the number of outstanding common shares, and to set the exercise price for options at the five day weighted average price of the common shares)

January 9, 1997 (to increase the aggregate number of common shares available for issuance to 7,100,000 common shares, and to add the restrictions in sections 2.03(a) through (d))

January 15, 1998 (to increase the aggregate number of common shares available for issuance to 9,500,000 common shares, an increase of 3,875,156 shares)

April 24, 1998 (to adjust the aggregate number of common shares available for issuance to 38,000,000 common shares as a result of the four-for-one stock split, and to add provisions regarding withholdings and registration under the United States Securities Act of 1933)

November 3, 1998 (to delete provisions regarding registration under the United States Securities Act of 1933)

January 14, 1999 (to reconstitute the plan by 4,706,279 shares)

January 13, 2000 (to reconstitute the plan by 5,635,388 shares)

January 11, 2001 (to reconstitute the plan by 3,677,678 shares and to confirm the exclusion of shares issuable under the Art X plan)

January 10, 2002 (to reconstitute the plan by 1,239,895 shares)

April 4, 2002 (to permit the exercise price to be determined as the five day weighted average price of the common shares on NASDAQ)

January 29, 2003 (to increase the aggregate number of common shares available for issuance as at November 22, 2002 by 12,427,922 shares to a maximum of 47,000,000 common shares)

December 14, 2004 (to add Appendix A relating to the issuance of options to employees in India; to reduce the maximum term of options from ten years to seven years; to conform the terms of the Plan to the terms of the RSU Plans with respect to the termination or death of a participant; to allow options to be granted with an exercise price greater than the market price; to prohibit the downward re-pricing of options without shareholder approval; to provide that options are no longer issuable to non-executive directors of the Corporation)

January 25, 2005 (to reconstitute the plan by 11,972,871 shares; to provide for the discretion to award SARs in connection with the grant of any options)

APPENDIX A

ATI TECHNOLOGIES INC.

SHARE OPTION PLAN

ADDITIONAL TERMS AND CONDITIONS FOR EMPLOYEES RESIDENT IN INDIA

The additional terms and conditions detailed below are to be read in conjunction with the Plan. Any terms and provisions not specifically defined below for Employees subject to the laws of India will have the same meaning as defined in the Plan and the agreement entered into between the Corporation and an Employee pursuant to which an Option, with or without SARs, is granted to the Employee.

1.	Definitions. Notwithstanding the provisions of the Plan, for purposes of this Appendix A the following terms shall have the following meanings when used in the context of Options granted to Employees resident in India:

(a)	“Employee” means any person permanently employed by the Corporation or any Parent or Subsidiary of the Corporation within the meaning of the Employees’ Stock Option Plan or Scheme Guidelines issued by the Ministry of Finance of the Government of India on October 11, 2001. The term “Employee”, however, shall not include an individual who is a promoter (or belongs to the promoter group) of the Corporation or any Parent or Subsidiary of the Corporation who, either by himself or through his Relative or through a corporate entity, holds, directly or indirectly, more than 10% of the equity of the Corporation.

(b)	“FEMA” means the Foreign Exchange Management Act, 1999 of India, the rules and regulations notified thereunder and any amendments thereto. The restrictions under FEMA, as referred to in this Appendix A and as existing on the effective date of this Appendix A, shall be read to include the amendments made to FEMA subsequent to the effective date of this Appendix A and will be deemed to have always included such amendments.

(c)	“Relative” means immediate relative, namely one’s spouse, parent, brother, sister or child of the person or spouse.

2.	Consideration. Except as otherwise provided below, payment of the Exercise Price for the number of Common Shares being purchased pursuant to the exercise of any Option or attached SAR shall be made (i) in cash, by cheque or cash equivalent, (ii) pursuant to a cashless exercise program implemented by the Corporation in connection with the Plan, (iii) by such other consideration as may be approved by the Corporation from time to time to the extent permitted by applicable laws, or (iv) by any combination thereof. Notwithstanding the foregoing, the above procedures will be subject to compliance with the applicable regulations under FEMA.

3.	Eligibility. Notwithstanding the provisions of the Plan, Options and attached SARs granted to residents of India may only be granted to Employees who, either by themselves or through a corporate entity, do not hold, directly or indirectly, more than 10% of the equity of the Corporation. Consultants resident in India shall not be eligible to receive Options or attached SARs.

Options and attached SARs may be granted to Employees in accordance with the terms of the Plan and this Appendix A to the Plan as the Board of Directors of the Corporation deems appropriate. In determining which Employees may be granted Options and attached SARs, the Board of Directors of the Corporation will take into account whether Options and attached SARs will provide additional incentive to Employees and whether such Options and attached SARs will promote the success of the Corporation’s business.

4.	Corporate Transaction. Notwithstanding the provisions of the Plan, in the event of an amalgamation or merger of the Corporation with or into another company, if the successor corporation (or its Parent) intends to assume or substitute each outstanding Option and attached SAR and the rules and regulations governing Options and attached SARs granted to Employees in India (the “Indian Options and SARs”) do not permit assumption or substitution of Indian Options and attached SARs in the same manner as the other Options and SARs then the Board of Directors of the Corporation, in its discretion, may provide for the termination of the Indian Options and SARs upon the consummation of the transaction or provide for the assumption or substitution of the Indian Options and SARs in a different manner than the assumption or substitution of the other Options and attached SARs.

5.	Amendment and Termination. The Board of Directors of the Corporation may at any time amend, modify or terminate this Appendix A in accordance with section 3.4 of the Plan; provided, however, that it will obtain approval for any such amendment or modification as it may relate to Options and attached SARs granted to Employees under this Appendix A as may be required by the Indian Chief Commissioner of income tax.